To: Innate Pharma S.A. 117, avenue de Luminy 13009 Marseille France
July 12, 2021
Our Ref:	L-312051

Ladies and Gentlemen,
Re. Registration Statement on Form S-8 of Innate Pharma S.A.
•Introduction and Purpose
a.We have acted as French counsel to Innate Pharma S.A., a société anonyme à Directoire et Conseil de Surveillance organised under the laws of France, registered with the Registre du commerce et des sociétés of Marseille under number 424 365 336 (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).
b.The Registration Statement provides for the registration by the Company of up to 78,362 ordinary shares of the Company, €0.05 nominal value per share (the “Ordinary Shares”), including Ordinary Shares that may be issued in the form of American Depositary Shares (the “ADSs” and, together with the Ordinary Shares, the “Securities”) pursuant to the 2020 Stock Options Plan and the 2020 Bonus Free Shares Plan (together, the “Plans”).
c.In connection with the preparation and filing of the Registration Statement, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.
•French law
This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.
•Scope of inquiry
For the purpose of this opinion, we have examined the documents listed in the Schedule to this opinion.
•Assumptions
For the purpose of this opinion, we have made the following assumptions:
d.the extrait K-bis, the certificat en matière de procédures collectives and the copy of the statuts of the Company examined by us are and, at the time of the issue of the Ordinary Shares, will remain, complete and up-to-date;
e.the resolutions authorizing the Company to issue the Ordinary Shares, as they have been adopted by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, will be in full force and effect at all times at which the Ordinary Shares are issued by the Company;

f.the definitive terms of the issuance of the Ordinary Shares will have been established in accordance with the resolutions adopted by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, the Company’s statuts and applicable law;
g.the Company will issue and deliver the Ordinary Shares in the manner contemplated in the Registration Statement and the amount of Ordinary Shares will remain within then applicable limits set forth in the applicable resolutions adopted by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire);
h.all Ordinary Shares will be issued in compliance with applicable securities and corporate law.
•Opinion
Based on the documents referred to in the Schedule and the assumptions in paragraph 4 above and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the opinion that the issuance of the Ordinary Shares that may be issued pursuant to the Plans has been duly authorized by the Company and that, upon full payment of the consideration provided therefor (to the extent applicable), the Ordinary Shares will be validly issued, fully paid and non-assessable.
•Qualifications
This opinion is subject to the following qualifications:
i.without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in any of the documents listed in the Schedule to this opinion;
j.this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors' proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and
k.it should be noted that notice of any change affecting the status of the Company may not be filed immediately with the Registre du commerce et des sociétés and as a consequence may not immediately appear on the extrait K-bis. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.
•Reliance
l.This opinion is addressed to you solely for your benefit in connection with the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.

m.We hereby consent to the filing with the Commission of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to Linklaters LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,
Linklaters LLP /s/

SCHEDULE
•A copy of the statuts of the Company as at May 28, 2021.
•The Extrait K-bis relating to the Company, issued by the Registre du commerce et des sociétés of Marseille dated July 7, 2021.
•The certificat en matière de procédures collectives of the Company issued by the Registre du commerce et des sociétés of Marseille dated July 7, 2021.
•A copy of the 19th and 20th resolutions of the Combined General Meeting of shareholders (Assemblée Générale Mixte des actionnaires) of the Company passed on May 19, 2020, authorising the issue of the Ordinary Shares by capital increase without preferential rights to existing shareholders.
•A copy of the decision of the Supervisory Board (Conseil de surveillance) of the Company passed on May 19, 2020 authorizing the principle of the Plans and the related capital increases.
•Copies of the decisions of the Executive Board (Directoire) of the Company passed on July 13, 2020 and July 21, 2020 deciding upon the Plans and the related capital increases.
•A copy of the Registration Statement.